Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form F-1 Amendment No.1 of Intercont (Cayman) Limited (the “Company”) of our report dated October 30, 2025, with respect to our audits of the Company’s combined and consolidated financial statements as of June 30, 2025 and 2024 and for each of the years in the three year period ended June 30, 2025, which appears in the Prospectus as part of the Registration Statement. Our opinion includes emphasis of matters paragraphs relating to going concern and related party transactions.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP
New York, New York

June 18, 2026